Exhibit 99.1

Global Payment Technologies, Inc. Announces Resignation of Chief Operating Officer/Executive Vice President

     HAUPPAUGE, N.Y.--(BUSINESS WIRE)--July 7, 2006--Global Payment Technologies, Inc. (NASDAQ: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage and vending industries, today announced the resignation, for personal reasons, of Mr. Thomas Oliveri as its Chief Operating Officer and Executive Vice President.
     Mr. Hal Charych who was appointed Senior Vice President of Engineering and Operations on May 22, 2006 will lead the development and design work for the next generation of bill validators.

     About Global Payment Technologies, Inc.

     Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web-site for more information at http://www.gptworld.com.

     Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.


     CONTACT: Global Payment Technologies, Inc.
              William McMahon, 631-231-1177
              or
              PR Financial Marketing
              Jim Blackman, 713-256-0369
              jimblackman@prfinancialmarketing.com